Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Sean Collins, Partner	Alireza Saifi, Vice President Finance
CCG Investor Relations	Axesstel, Inc.
15300 Ventura Blvd., Suite 303	15373 Innovation Drive, Suite 200
Sherman Oaks, CA 91403	San Diego, CA 92128
+1 818.789.0100, ext. 202	+1 858.613.1500
Sean.Collins@ccgir.com	ASaifi@axesstel.com

AXESSTEL ANNOUNCES EXECUTIVE ROSTER CHANGES

SAN DIEGO – July 12, 2004 – Axesstel, Inc. (AMEX: AFT), a leader in developing, manufacturing and marketing high-quality, CDMA-based fixed wireless voice and data solutions, hybrid terminals and engineering services to operators worldwide, announced today the resignation of CFO John Chough, who is leaving the Company for family reasons. President and COO David Morash will assume the position of CFO on an interim basis while a search for a permanent CFO proceeds.

“We thank John Chough for his tireless efforts during the formative period of the Company,” commented Mr. Morash. “We wish him well in his future endeavors.”

In addition, Axesstel announced the appointment of former investor relations executive, consultant and securities analyst Alireza Saifi to the newly created position of Vice President Finance. Mr. Saifi has most recently served as the Company’s investor relations advisor. Mr. Saifi’s prior positions include the following: Equity Research Analyst with Halpern Capital, where he covered technology and special-situation companies; Principal Strategy Consultant with PA Consulting Group in New York, where he advised companies on next-generation wireless value-added services; and member of DMG Technology Group’s research and investment banking team, covering Enterprise Resource Planning, Supply Chain Management, Customer Relations Management, and Wireless Satellite Services. Mr. Saifi holds a BA from Fordham University in New York City.

AXESSTEL ANNOUNCES EXECUTIVE ROSTER CHANGES

“It has been very rewarding to work with Alireza Saifi as an outside investor relations counselor,” Mr. Morash commented. “We welcome him to Axesstel with confidence that his diverse background, strategic insights and knowledge of the investment community will be even more valuable to us in his role as Vice President Finance.”

About Axesstel, Inc.

Axesstel, Inc., a Nevada corporation, is powering the next generation of wireless, fixed and hybrid mobile devices based on CDMA, CDMA2000, 802.11, and emerging 3G and 4G broadband IP technologies. The Company is pursuing technology and applications that will enable the development and delivery of carrier-class subscriber-based solutions, including fixed terminals, handsets and wireless payphones. To date, Axesstel’s Qualcomm-licensed products can be found in more than 15 countries worldwide. The company is headquartered in San Diego, California with a research and development center in Seoul, Korea. For more information, visit the company’s Web site at www.axesstel.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements set forth above include forward-looking statements relating to performance, technology and product development which may affect future results. The Company wishes to caution readers that actual results could differ materially from those in the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include but are not limited to the risk factors and other information contained in the Company’s filings with the Securities & Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for the Company’s products; the Company’s need to gain market acceptance for its products; the Company’s need to attract and retain skilled personnel; and the Company’s reliance on third-party suppliers.

# # #